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HEADLINE: Atria Communities to Continue Plan of Merger

DATELINE: LOUISVILLE, Ky.

BODY:
    June 15, 1998--Atria Communities, Inc. ("Atria") (Nasdaq/NM:ATRC) has reviewed the Schedule 13D Amendment No. 6 filed by Lazard Freres
Real Estate Investors L.L.C. ("LFREI") on behalf of certain of its affiliates with the Securities and Exchange Commission and the Cross-Complaint for declaratory relief that LFREI and its affiliates have filed against ARV Assisted Living Inc. ("ARV") in the lawsuit first brought by ARV on May 12, 1998. Those filings are consistent with LFREI's prior statements that ARV's claims are without merit and consistent with LFREI's understanding and Atria's understanding from participation in the lawsuit. Accordingly, Atria will continue to take all steps necessary to consummate the merger contemplated by the Agreement and Plan of Merger ("Merger Agreement") dated as of April 19,
1998, and amended as of May 19, 1998, by and among Atria, Kapson, Senior Quarters Corp. ("Kapson"), a wholly-owned subsidiary of LFREI and its affiliates and KA Acquisition Corp., a wholly-owned subsidiary of Kapson, as soon as practicable. Because of the uncertainty of all litigation, there can be no assurance that LFREI, Kapson and their affiliates will be successful in defending against ARV's lawsuit, or that consummation of the merger contemplated by the Merger Agreement will not be adversely affected by ARV's litigation. The Superior Court in Orange County,
California has scheduled a hearing on ARV's motion for a preliminary injunction and LFREI's motion for declaratory relief for June 25, 1998.

     Atria, based in Louisville, Kentucky, is a leading national provider of assisted and independent living services for the elderly. Atria currently operates 54 communities in 19 states with 5,293 units. Atria has 48 additional communities currently under development.

     Forward-looking statements contained in this press release are subject to certain risks and uncertainties that could cause actual results to differ materially. Certain risks are detailed in the Company's reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as Amended.


CONTACT: Atria Communities, Louisville
                Julie Harding, 502/719-1628